News Release

Contacts:

Integra LifeSciences Holdings Corporation

Maureen B. Bellantoni                      John Bostjancic
Executive Vice President                   Vice President, Corporate Development
and Chief Financial Officer                and Investor Relations
(609) 936-6822                             (609) 936-2239
maureen.bellantoni@Integra-LS.com          jbostjancic@Integra-LS.com


 Integra LifeSciences Announces Termination of Interest Rate Swap and Financial
    Impact of Completed Exchange Offer for its 2 1/2% Contingent Convertible
                               Subordinated Notes


Plainsboro, New Jersey, October 3, 2006 - Integra LifeSciences Holdings Corporation (NASDAQ: IART) announced today that it has terminated its $50.0 million notional amount interest rate swap and is providing information regarding the financial impact of its recently completed exchange offer for its 2 1/2% Contingent Convertible Notes due 2008.

The interest rate swap, which was terminated on September 27, 2006, was used to hedge the risk of changes in fair value attributable to interest rate risk with respect to a portion of Integra's old 2 1/2% Contingent Convertible Notes due 2008. Integra received a 2 1/2% fixed rate from the counterparty, payable on a semi-annual basis, and paid to the counterparty a floating rate (most recently 5.15%) based on 3-month LIBOR minus 35 basis points, payable on a quarterly basis. The interest rate swap qualified as a fair value hedge under Statement of Financial Accounting Standard No. 133, as amended, "Accounting for Derivative Instruments and Hedging Activities." In connection with the termination of the interest rate swap, Integra discontinued hedge accounting and recorded a $1.4 million charge in the third quarter of 2006 to write-off the unamortized mark-to-market fair value adjustment recorded against the contingent convertible notes.

Integra paid the counterparty approximately $2.2 million in connection with the termination of the swap, consisting of a $0.6 million payment of accrued interest and a $1.6 million payment representing the fair market value of the interest rate swap on the termination date. The termination payment was already accrued by Integra in accordance with hedge accounting.

On September 29, 2006, Integra completed an exchange of $115.2 million (out of a total of $120.0 million) of its old contingent convertible notes for the equivalent amount of new notes with a "net share settlement" feature. The terms of the new notes are substantially similar to those of the old notes, except that the new notes have a net share settlement feature and include "takeover protection," whereby Integra will pay a premium to holders who convert their notes upon the occurrence of designated events, including a change in control. The net share settlement feature of the new notes requires that, upon conversion of the new notes, Integra will pay holders in cash for up to the principal amount of the converted new notes, with any amounts in excess of this cash amount settled, at the election of Integra, in cash or shares of Integra common stock. Holders who exchanged their old notes in the exchange offer received an exchange fee of $2.50 per $1,000 principal amount of their old notes.

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In connection with the exchange offer, Integra recorded a $1.7 million charge in the third quarter of 2006 related to $0.5 million of fees paid in connection with the exchange and a $1.2 million write-off of the unamortized debt issuance costs associated with the old contingent convertible notes that were exchanged.

The $120.0 million of old notes was convertible into approximately 3.5 million shares of Integra's common stock and was accounted for using the "if-converted" method in the calculation of earnings per diluted share. Because the net share settlement feature of the new notes requires that Integra pay holders in cash for up to the principal amount of the converted new notes, Integra will not account for the new notes using the "if-converted" method in the calculation of earnings per diluted share. Shares that would potentially be deliverable for the amount of the conversion value in excess of the principal amount paid in cash would be reflected in the calculation of earnings per diluted share to the extent that Integra's common stock traded at a price in excess of the conversion price (currently $34.15), based on the average trading price of Integra's common stock during a particular measurement period. Accordingly, Integra expects that fewer shares of common stock will be included in the calculation of earnings per diluted share for the new notes than would be included for the old notes that were exchanged. The $4.8 million principal amount of the old notes not exchanged are convertible into approximately 140,000 shares of Integra's common stock and will continue to be accounted for using the "if-converted" method in the calculation of earnings per diluted share.

Based on recent trading prices for Integra's common stock, Integra expects that the net share settlement feature of the new notes will have a neutral to $0.01 accretive impact on earnings per diluted share for the fourth quarter of 2006 and an accretive impact in the range of $0.07 to $0.09 per share for the full year 2007.

Integra LifeSciences Holdings Corporation is a diversified medical technology company that develops, manufactures, and markets medical devices for use in a variety of applications. The primary applications for our products are neurosurgery, reconstructive surgery and general surgery. Integra is a leader in applying the principles of biotechnology to medical devices that improve patients' quality of life. Our corporate headquarters are in Plainsboro, New Jersey, and we have manufacturing and research facilities located throughout the world. Please visit our website at (http://www.Integra-LS.com).

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements concerning future financial performance, including earnings per diluted share. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from predicted or expected results. Among other things, the trading price for Integra's common stock could affect the number of shares used in the calculation of earnings per diluted share and could therefore affect Integra's future earnings per diluted share. In addition, the economic, competitive, governmental, technological and other factors identified under the heading "Factors That May Affect Our Future Performance" included in the Business section of Integra's Annual Report on Form 10-K for the year ended December 31, 2005 and information contained in subsequent filings with the Securities and Exchange Commission could affect actual results.

Source: Integra LifeSciences Holdings Corporation